Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 16, 2023 relating to the financial statements of Upstart Holdings, Inc, appearing in the Annual Report on Form 10-K of Upstart Holdings, Inc. for the year ended December 31, 2022.
/s/ Deloitte & Touche LLP
San Francisco, CA
February 17, 2023